EXHIBIT 4

Form of Stockholder Proposal, including Nominee Agreement

August 10, 2017

Calmare Therapeutics Incorporated
c/o Corporate Secretary
1375 Kings Highway East, Suite 400
Fairfield, Connecticut 06824

Re:	Notice of Stockholder Proposal to Nominate Directors for Election at the Annual Meeting

Dear Sir/Madam:

This Notice of the Stockholders’ proposal to nominate directors for election at the annual meeting of Calmare Therapeutics Incorporated (the “Company”) (the “Notice of Stockholder Proposal”) is hereby delivered to the Secretary of the Company in accordance with Section 1.08 of the Company’s Bylaws.

The Stockholders of the Company bringing this proposal, representing approximately 22% of the Company’s currently outstanding Common Stock, include: Stanley Yarbro, Ron Hirschi, Richard Hornidge, Robert Davis, Richard Kwak, Ted Kustin, Brian Strauss, Dr. William Kay and Ronald K. Tolboe (collectively referred to as the “Stockholders”). The name and address of each Stockholder and class and number of shares owned by each Stockholder is attached hereto as Schedule A to this proposal.

The Stockholders propose to nominate the individuals indicated below to stand for election at the next Annual Meeting of Stockholders of the Company (the “Business”), being an appropriate matter for stockholder action under Delaware Law. The Stockholders bring this proposal because they believe that this slate of proposed Directors have the requisite skills and experience to improve the Company’s financial status and improve stockholder value. None of the Stockholders making this proposal has any material interest in such Business. The proposed slate of Directors is as follows:

•	Dr. Stanley Yarbro, Ph.d.
•	Vice Admiral Robert T. Conway, Jr.
•	Steve Roehrich
•	Robert Davis
•	Benjamin Large

The Stockholders and Nominees Stanley Yarbro and Robert Davis are members of a “group” formed on June 30, 2017, as set forth in the Schedule 13D filed with the U.S. Securities and Exchange Commission (“SEC”). Each Nominee has entered into a Nominee Agreement with the Stockholders agreeing to stand for election and to serve on the Board of Directors if elected. The information regarding each Nominee required under the Company’s Bylaws is attached hereto as Schedule B.

The Stockholders each represent that the Stockholder intends to appear at the meeting in person or by proxy to bring the Business before the meeting.

Sincerely,

Stanley Yarbro, on behalf of the Stockholders

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Schedule A
Stockholders

Stanley Yarbro:

The residential and business address of Mr. Yarbro is 154 Quail Hollow Drive, Kings Mountain, NC 28086.

Mr. Yarbro may be deemed the beneficial owner of 133,242 shares of Common Stock.

Ron Hirschi:

The residential and business address of Mr. Hirschi is 432 North 1050 East, American Fork, UT 84003.

Mr. Hirschi may be deemed the beneficial owner of 832,011 shares of Common Stock.

Richard Hornidge:

The residential and business address of Mr. Hornidge is 93 Caldwell Farm Rd., Byfield, MA 01922.

Mr. Hornidge may be deemed the beneficial owner of 498,223 shares of Common Stock.

Robert Davis:

The residential and business address of Mr. Davis is 807 King Ban Drive, Lewisville, TX 75956.

Mr. Davis may be deemed the beneficial owner of 1,043,672 shares of Common Stock.

Richard Kwak:

The residential and business address of Richard Kwak is 3543 Avenida Amarosa, Escondido, CA 92029. Mr. Kwak may be deemed the beneficial owner of 433,071 shares of Common Stock.

Ted Kustin:

The residential and business address of Mr. Kustin is 42613 Brighton Street, Palm Desert, CA 92211. Mr. Kustin may be deemed the beneficial owner of 1,431,500 shares of Common Stock.

Brian Strauss:

The residential and business address of Mr. Strauss is 26300 Euclid Ave. #702 Euclid, OH 44132.

Mr. Strauss may be deemed the beneficial owner of 1,263,809 shares of Common Stock.

Dr. William Kay:

The residential and business address of Dr. Kay is 13785 Cedar Road #205, South Euclid, OH 4418.

Dr. Kay may be deemed the beneficial owner of 565,000 shares of Common Stock.

Ronald K. Tolboe:

The residential and business address of Mr. Tolboe is 696 West 850 South, Orem, UT 94058.

Mr. Tolboe may be deemed the beneficial owner of 202,200 shares of Common Stock.

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Schedule B
Nominees

Name and Business and Residential Addresses	Age	Principal Occupation Currently and for the Prior Five Years
Dr. Stanley Yarbro, Ph.D. 154 Quail Hollow Dr. Kings Mountain, NC 28086	67	Principal, Yarbro Consulting

Vice Admiral Robert T. Conway, Jr. 101 Montreux Lane New Bern, NC 28562	67	President, R.T. Conway and Associates, Inc.

Steve Roehrich 225 Seven Farms Drive, PH 306 Daniel Island, SC 29492	67	Founder and CEO, Ready Room – Private LLC

Robert Davis 807 King Ban Drive Lewisville, TX 75056	60	Director of Sales – North America Territory: Strategic Regions & Special Markets, KLA Tencor Corporation

Benjamin Large 13367 Nutmeg Ridge Drive Plymouth, IN 46563	39	Investment and Management Consulting, Nutmeg Investments, LLC

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Consent to Nomination

I hereby consent to being named as nominee, and if elected, to serve as a Director of Calmare Therapeutics Incorporated, a Delaware corporation. This consent shall continue in effect until revoked or until my successor is elected and will continue in effect from year to year without formal renewal.

Agreed to and accepted as of

August          , 2017:

Name:

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